UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐           Preliminary Proxy Statement

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☒           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

STEC, INC.
(Name of Registrant as Specified in Its Charter)

Balch Hill Partners, L.P.
Balch Hill Capital, LLC
Simon J. Michael
Potomac Capital Partners L.P.
Potomac Capital Management, L.L.C.
Potomac Capital Partners II, L.P.
Potomac Capital Management II, L.L.C.
Potomac Capital Partners III, L.P.
Potomac Capital Management III, L.L.C.
Paul J. Solit
Eric Singer
Adam Leventhal
Clark Masters

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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BALCH HILL PARTNERS, L.P.

June 10, 2013

Dear Fellow Shareholder:

Balch Hill Partners, L.P., a Delaware limited partnership and the other participants in this solicitation (collectively, “Balch Hill” or “we”) are the beneficial owners of an aggregate of 4,631,799 shares of common stock, par value $0.001 per share (the “Common Stock”), of STEC, Inc., a California corporation (“STEC” or the “Company”), representing approximately 9.9% of the outstanding shares of Common Stock.  We are seeking representation on the Board of Directors of the Company (the “Board”) because we believe that the Board could be improved with directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock shareholder value.  Accordingly, we are seeking your support at the Company’s upcoming 2013 Annual Meeting of Shareholders scheduled to be held at 18000 Von Karman Avenue, Irvine, California 92612 on Friday, July 12, 2013 at 8:00 a.m., local time, including any adjournment or postponement thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), for the following:

1.
To elect Balch Hill’s three (3) nominees (the “Nominees”) to the Board in opposition to three of the Company’s director nominees, to serve until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To approve an amendment to the Company’s Second Amended and Restated Bylaws (the “Bylaws”) to increase the minimum and maximum size of the Board;

3.	To approve the Company’s 2013 Executive Cash Incentive Plan;

4.	To conduct an advisory vote to approve the compensation paid to the Company’s named executive officers;

5.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2013; and

6.	To transact such other business as may properly come before the Annual Meeting.

The Board is currently composed of seven directors, all of whom are up for election at the Annual Meeting.   At the Annual Meeting, the Board is asking shareholders to approve an amendment to the Bylaws to increase the size of the Board to eight directors.  If the amendment to the Bylaws is approved by shareholders, the eight nominees receiving the highest number of affirmative votes will be elected.  If the amendment to the Bylaws is not approved by shareholders, the seven nominees receiving the highest number of affirmative votes will be elected.

Through the attached Proxy Statement, we are soliciting proxies to elect not only our three Nominees, but also the candidates who have been nominated by the Company other than Manouch Moshayedi, Mark Moshayedi and Matthew L. Witte.  This gives shareholders who wish to vote for our Nominees the ability to vote for a full slate of eight nominees in total, if Proposal No. 2 is approved by shareholders, or seven nominees in total if Proposal No. 2 is not approved by shareholders.    The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.  Further, since our Nominees would comprise less than a majority of the Board, if elected, there can be no assurance that any actions or changes proposed by our Nominees will be adopted or supported by the Board, or that any actions or changes proposed by our Nominees will enhance shareholder value.  It is our hope, however, that if shareholders vote to elect our Nominees at the Annual Meeting, then the Board will give serious consideration to any ideas, plans or proposals for enhancing shareholder value that one or more of our Nominees may recommend to the full Board.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being mailed to shareholders on or about June 10, 2013.

If you have already voted for the management slate on the White card, you have every right to change your vote by signing, dating and returning a later dated GOLD proxy.  Please vote each and every GOLD proxy card you receive.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at their address and toll-free numbers listed below.

Thank you for your support,

Simon J. Michael
Balch Hill Partners, L.P.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Balch Hill Partnership’s proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Call Toll-Free at: (877) 566-1922
E-mail: info@okapipartners.com

2013 ANNUAL MEETING OF SHAREHOLDERS
OF
STEC, INC.
_________________________

PROXY STATEMENT
OF
BALCH HILL PARTNERS, L.P.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Balch Hill Partners, L.P., a Delaware limited partnership (“Balch Hill Partnership”), and the other participants in this solicitation (collectively, “Balch Hill” or “we”)  are significant shareholders of STEC, Inc., a California corporation (“STEC” or the “Company”), owning approximately 9.9% of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company.  We are seeking representation on the Board of Directors of the Company (the “Board”) because we believe that the Board could be improved with directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock shareholder value.  Accordingly, we are seeking your support at the Company’s upcoming 2013 Annual Meeting of Shareholders scheduled to be held 18000 Von Karman Avenue, Irvine, California 92612 on Friday, July 12, 2013 at 8:00 a.m., local time, including any adjournment or postponement thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), for the following:

1.
To elect Balch Hill’s director nominees, Adam Leventhal, Clark Masters, and Eric Singer (each a Nominee and collectively, the “Nominees”), to serve as directors of the Company until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal, in opposition to three of the Company’s director nominees whose terms expire at the Annual Meeting;

2.	To approve an amendment to the Company’s Second Amended and Restated Bylaws (the “Bylaws”) to increase the minimum and maximum size of the Board;

3.	To approve the Company’s 2013 Executive Cash Incentive Plan (the “Incentive Plan”);

4.	To conduct an advisory vote to approve the compensation paid to the Company’s named executive officers (the “Say-On-Pay” vote);

5.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2013; and

6.	To transact such other business as may properly come before the Annual Meeting.

This Proxy Statement is soliciting proxies to elect not only our three Nominees, but also the candidates who have been nominated by the Company other than Manouch Moshayedi, Mark Moshayedi and Matthew L. Witte.  This gives shareholders who wish to vote for our Nominees the ability to vote for a full slate of eight nominees in total, if Proposal No. 2 is approved by shareholders, or seven nominees in total if Proposal No. 2 is not approved by shareholders.    The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our nominees are elected.

Balch Hill Partnership, Balch Hill Capital, LLC, a Delaware limited liability company (“Balch Hill Capital”), Simon J. Michael (“Mr. Michael” and, together with the Balch Hill Partnership and Balch Hill Capital, the “Balch Hill Entities”), Potomac Capital Partners L.P., a Delaware limited partnership (“PCP I”), Potomac Capital Management, L.L.C., a New York limited liability company (“Potomac Management I”), Potomac Capital Partners II, L.P., a Delaware limited partnership (“PCP II”), Potomac Capital Management II, L.L.C., a Delaware limited liability company (“Potomac Management II”), Potomac Capital Partners III, L.P., a Delaware limited partnership (“PCP III”), Potomac Capital Management III, L.L.C., a Delaware limited liability company (“Potomac Management III”), Paul J. Solit (“Mr. Solit”), Eric Singer (“Mr. Singer” and, together with PCP I, Potomac Management I, PCP II, Potomac Management II, PCP III, Potomac Management III, and Mr. Solit, the “Potomac Entities”), and each of the other Nominees are members of a group (the “Group”) formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation.

The Company has set the close of business on May 13, 2013 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).  The mailing address of the principal executive offices of the Company is 3001 Daimler Street, Santa Ana, CA 92705-5812.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to STEC, as of the Record Date, there were 46,860,293 shares of Common Stock (the “Shares”) outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, the Group owned an aggregate of 4,511,470 Shares, which represents approximately 9.6% the Shares outstanding.  We intend to vote such Shares FOR the election of the Nominees, FOR the amendment to the Bylaws to increase the minimum and maximum size of the Board, FOR the ratification of the appointment of Ernst & Young LLP, as described herein, and in a manner consistent with the recommendation of Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, with respect to the proposal to approve the Incentive Plan and the Say-on-Pay vote, as described herein.

THIS SOLICITATION IS BEING MADE BY BALCH HILL AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  BALCH HILL IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH BALCH HILL IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

BALCH HILL URGES YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and our GOLD proxy card are available at

www.myproxyonline.com/STEC

IMPORTANT

Your vote is important, no matter how few Shares you own.  We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of the Nominees.

•
If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Balch Hill, c/o Okapi Partners LLC (“Okapi Partners”) in the enclosed postage-paid envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the Company’s director nominees, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our Nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

BACKGROUND TO THE SOLICITATION

           The following is a chronology of material events leading up to this proxy solicitation:

•
On December 6, 2012, the Balch Hill Entities delivered a letter to the Board expressing their serious concerns about the strategic direction of the Company and its current performance. In the letter, the Balch Hill Entities recognized the substantial value of the Company’s underlying technology, but noted that the Company’s performance has declined significantly over the past two years, in the face of increasing competition. The Balch Hill Entities conveyed their belief that the Company’s strategy, to increase its operating expenses, particularly in R&D spending, in order to gain scale and compete against larger industry players, has not resulted in commensurate growth in revenues. Accordingly, the Balch Hill Entities called upon the Company to immediately consider (i) a reduction in expenses, particularly in R&D or, greater disclosure to shareholders as to why such spending is justified, (ii) focusing the Company’s efforts on its core products, particularly, the SAS market, and (iii) exploring all strategic alternatives, including a sale of the Company.

•
On December 20, 2012, Mr. Michael met with Mark Moshayedi, President and Chief Executive Officer (“CEO”) of the Company, Manouch Moshayedi, Founder and director of the Company, and Kevin C. Daly, interim Chairman of the Board, to discuss the concerns about the Company that were outlined in the Balch Hill Entities’ December 6, 2012 letter.

•
On January 25, 2013, the Balch Hill Entities and the Potomac Entities entered into a Joint Filing Agreement pursuant to which, among other things, (i) they agreed to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, (ii) they agreed to solicit proxies or written consents for the election of persons to be nominated by the Group to the Board at the Annual Meeting (the “Solicitation”), (iii) they agreed that all decisions and activities of the Group would require unanimous consent, (iv) Balch Hill Capital agreed to indemnify each of the Potomac Entities and hold each of them harmless against any and all third party claims of any nature arising from the Solicitation and any related activities, subject to certain exceptions, (v) the parties agreed that Balch Hill Capital shall have the right to pre-approve all expenses incurred in connection with the Solicitation, and (vi) Balch Hill Capital agreed to pay directly all expenses incurred in connection with the Solicitation.

•
On February 8, 2013, Messrs. Michael and Singer met with Manouch Moshayedi, the Company’s Founder, Mark Moshayedi, the Company’s President and CEO, Kevin Daly, the Chairman of the Board, and Christopher Colpitts, an independent Board member.  At this meeting, Mr. Michael expressed Balch Hill’s belief that Manouch Moshayedi should resign from the Board and executive management team and the Company should search for a new, independent CEO with global experience in the industry to lead the Company forward.  The Board did not respond to Mr. Michael at this meeting.

•
Also on February 8, 2013, Balch Hill delivered a letter to the Company nominating Martin Colombatto, Adam Leventhal, Clark Masters, Mark Schwartz, Eric Singer, Dilip Singh, and Bernard Xavier for election to the Board at the Annual Meeting.

•
Later in the day on February 8, 2013, Robert Saman, the Company’s Chief Legal Officer, General Counsel and Secretary called Balch Hill’s legal counsel.  Mr. Saman and Balch Hill’s legal counsel spoke on February 9, 2013.  Mr. Saman expressed the Board’s surprise by Mr. Michael’s desire to seek the resignation of Manouch Moshayedi and replace Mark Moshayedi with a new CEO.  Mr. Saman also informed Balch Hill’s legal counsel that the Board would be meeting on February 11, 2013 to discuss the Nominees and would be in touch thereafter.

•
On February 12, 2013, Mr. Saman and the Company’s outside legal counsel had a call with Balch Hill’s legal counsel.   The Company proposed expanding the Board to nine, agreeing to interview four of the Nominees (Messrs. Colombatto, Leventhal, Masters and Singh), and selecting two of the four Nominees to be added to the Company’s slate of directors for election at the Annual Meeting.  The Company requested that Balch Hill respond to the settlement offer prior to the filing of its Schedule 13D amendment which was due that same day as a result of Balch Hill’s nomination of the Nominees.  Balch Hill responded that the Company’s initial settlement offer would not result in meaningful change to the Company, if Manouch Moshayedi remained in effective control of the Company.  Balch Hill instead proposed that Manouch Moshayedi resign immediately, the Board be expanded by two, the Board appoint three of the Nominees, and that the Company engage in a search for a truly independent CEO with global experience and industry contacts to help the Company regain some of its market share loss.

•
On February 12, 2013, Balch Hill filed a Schedule 13D amendment announcing its nomination of the Nominees for election to the Board at the Annual Meeting.  Balch Hill also expressed its belief that meaningful change to the Board and executive management team were necessary to restore trust to the Company. Balch Hill indicated that it remained willing to engage in constructive discussions with management and the Board regarding the nomination of directors at the Annual Meeting and the composition of the Board in order to avoid a protracted and costly proxy contest, but that it believed shareholder value is at risk without a reconstituted Board.

•
Later in the day on February 12, 2013, the Company issued a press release responding to Balch Hill’s nomination.   The Company argued that Balch Hill had discounted the Company’s 2013 strategic plan and rejected what they considered a good faith effort to engage in constructive dialogue, in order to pursue a proxy contest aimed at taking control of the Company and potentially seeking the sale of the Company.

•
From February 21, 2013 to March 12, 2013, the Company’s outside legal counsel and Balch Hill’s legal counsel engaged in discussions regarding the composition of the Board in order to avoid a proxy contest.  The Company and Balch Hill were in verbal agreement that Manouch Moshayedi would resign immediately from the Board, Eric Singer would be appointed to fill the resulting vacancy, the Board would form a four person special committee to search for a new CEO, of which Eric Singer would be a member, Mark Moshayedi would not stand for election at the Annual Meeting, the Company would propose amending the Bylaws to expand the Board by two directors, one additional Nominee would be supported by the Company for election at the Annual Meeting, one Board seat would be reserved for the new CEO, and the final seat would be reserved for a new independent director to be selected by the Board.  However, the Board disagreed on the timing of the announcement of Mark Moshayedi’s intended departure from the Board and the announcement of the search for a new CEO and would not memorialize these material terms of our verbal agreement in a written settlement agreement.

•
On March 14, 2013, Balch Hill Partnership and PCP II issued an open letter to shareholders and a press release announcing that settlement discussions with the Company had broken down.  Balch Hill Partnership and PCP II also expressed their belief that in order to move the Company forward, both Manouch and Mark Moshayedi should resign from the Board immediately.

•
Also on March 14, 2013, the Company filed its earnings release for the fourth quarter and 2012 fiscal year, disclosing operating losses of over $103 million, a 510% decline from the prior year.  The Company separately issued a press release acknowledging that settlement discussion with Balch Hill had broken down.

•
On March 18, 2013, Balch Hill Partnership and PCP II issued an open letter to shareholders and a press release stating that it believes STEC has tremendous value to be realized but that the Board and executive management team must be reconstituted for this underlying value to be realized.  Balch Hill Partnership and PCP II argued that the current Board and executive management team have presided over a massive loss of revenue and market share in the Company’s core OEM enterprise SSD market even as that market grows strongly, because they have misallocated corporate funds (through a share buy back program at a premium more than double the closing price of the stock just eight months later and increased research and development spending that has not resulted in increased revenues) and are pursuing a misguided business strategy of customer diversification instead of focusing on the Company’s business on SAS SSD sales to large storage OEM customers.  Balch Hill Partnership and PCP II reiterated their belief that in order for the Company to move forward, the Board and management team has to be reconstituted without Manouch or Mark Moshayedi in control.

•
On March 20, 2013, the Company issued an open letter to shareholders responding to our March 18, 2013 letter.  The Company reiterated its confidence in and commitment to its new business strategy focused on diversifying its customer base and argued that its Board and management have the track record to create shareholder value.

•	On March 29, 2013, the Company requested that Balch Hill execute a non-disclosure agreement in order to resume settlement discussions.

•
On April 1, 2013, Balch Hill’s legal counsel sent a letter to the Company’s outside legal counsel indicating that Balch Hill would be willing to keep such discussions private while they were negotiating in good faith and that a non-disclosure agreement in order to reach a negotiated settlement was unnecessary.

•	On April 4 and 5, 2013, Balch Hill and the Company discussed signing a limited non-disclosure agreement.

•	On April 9, 2013, Balch Hill’s legal counsel called the Company’s outside legal counsel to request a meeting between Balch Hill and the independent members of the Board.

•
On April 15, 2013, Messrs. Michael and Singer had a conference call with all of the independent members of the Board.  On this call, Mr. Michael requested an in person meeting to discuss the framework for settlement without a non-disclosure agreement.

•
On April 19, 2013, Messrs. Michael and Singer had an in-person meeting with Kevin Daly and Matthew Witte; Rajat Bahri and Christopher Colpitts participated telephonically.  At the meeting, the parties discussed the framework for settlement.  Mr. Michael agreed to put forth in writing a proposal for settlement.

•
On April 22, 2013, Balch Hill Partnership and PCP II sent the independent members of the Board a letter expressing their encouragement by the progress made to reach a mutually agreeable resolution of the proxy contest.  The letter also set forth Balch Hill’s terms for settlement, which Balch Hill believed would adequately address the significant concerns and issued it had raised and result in meaningful change to the Board.

•
On April 28, 2013, Mr. Daly sent Mr. Michael an email indicating that in order to preclude any possibility of miscommunication, the Board had determined it would be best for it to respond formally to Balch Hill’s proposal for settlement.  Later that day, outside legal counsel to the Company called Balch Hill’s legal counsel indicating that the Board had no interest in the Group’s proposal for settlement and that we should proceed with a proxy contest.

•
On May 1, 2013, Balch Hill Partnership issued an open letter to the Board’s Nominating and Corporate Governance Committee (the “Nominating Committee”) urging the Nominating Committee not to renominate Manouch or Mark Moshayedi to the Board in light of the SEC’s action against Manouch Moshayedi for insider trading.  Balch Hill Partnership argued that the insider trading charges brought by the SEC against Manouch Moshayedi represent a significant cloud over not just Manouch Moshayedi but also over his brother, Mark Moshayedi, who has not been charged, but who has been investigated by the SEC, who served as Chief Operating Officer for the Company during the events in question, and who sold stock alongside Manouch Moshayedi.  Balch Hill Partnership also expressed its belief that the SEC’s recent action seeking to amend its original complaint against Manouch Moshayedi was particularly concerning.

REASONS FOR THE SOLICITATION

We believe that change is needed now on the Board.  Therefore, we are soliciting your support to elect our Nominees at the Annual Meeting.  We believe our Nominees would bring significant and relevant experience, new insight and fresh perspectives to the Board.  If elected, our Nominees are committed to working constructively with the other members of the Board and using their experience to help effect more prudent and thoughtful decision making, thus helping management to reverse the recent significant underperformance and execute a successful strategic plan for STEC for the benefit of all shareholders.  However, since the Nominees would comprise less than a majority of the Board, if elected, there can be no assurance that any actions or changes proposed by the Nominees will be adopted or supported by the Board, or that any actions or changes proposed by the Nominees will enhance shareholder value if adopted by the Board.  It is our hope, however, that if shareholders vote to elect our Nominees at the Annual Meeting, then the Board will give serious consideration to any ideas, plans or proposals for enhancing shareholder value that one or more of the Nominees may recommend to the full Board.

We believe that the Company is suffering significant reputational damage by the continued presence of Manouch and Mark Moshayedi.

In 2009, the SEC commenced a formal investigation of the Company, Manouch Moshayedi, the Company’s Founder, and Mark Moshayedi, the Company’s CEO and President, involving trading in the Company’s securities, which ultimately led to an SEC action brought against Manouch Moshayedi for insider trading.  Various shareholder class actions and shareholder derivative actions have also been brought against the Company alleging that the Company and certain of its senior officers and directors, including Manouch Moshayedi and Mark Moshayedi, made materially false or misleading public statements.  In addition to the legal costs that have resulted for the Company (for the year ended December 31, 2012, STEC recorded approximately $21.8 million of settlement costs and legal fees in excess of its insurance deductible under its director and officer insurance coverage, $15 million of which relates to the settlement of a federal shareholder class action, which is subject to court approval), we believe the Company has suffered considerable reputational damage that, when compounded with increasing competition, has resulted in incredible market share loss for the Company.

While Manouch Moshayedi recently stepped down in July 2012 as Chairman of the Board and CEO pending the resolution of the civil complaint filed against him by the SEC for insider trading, we believe his change in title to Founder and continuation as a director of the Company are merely cosmetic changes.  Why, for example, did Manouch Moshayedi continue to receive the same salary and benefits following his resignation as Chairman and CEO until both Mark and Manouch Moshayedi decided to reduce their salaries to $1.00, effective December 1, 2012, shortly after the filing of our initial Schedule 13D in November 2012?  Also, rather than appointing an outside candidate as CEO to replace Manouch Moshayedi to energize the business and represent a new direction for the Company, why did the Board appoint Mark Moshayedi, Manouch Moshayedi’s brother, to the role of CEO?  Did the Board believe that Mark Moshayedi was the best candidate for the position?  Was he appointed after a full and robust process to identify the best candidate to lead the Company forward?  We believe the Company’s continuing underperformance clearly indicates that Mark Moshayedi is the wrong man for the job.  Would he really have been appointed to CEO if he had not been the brother of Manouch Moshayedi?

We believe the continued presence of Manouch Moshayedi and the appointment of his brother to continue at the helm of STEC are the actions of a Board that is too heavily influenced by its founders.  We believe the Board must be reconstituted with truly independent directors that will hold management accountable for the Company’s poor financial performance and work to restore the reputational harm caused by the continued presence of the Moshayedi brothers.

We are concerned with the Company’s poor stock price performance.

The current Board and management team have overseen the destruction of over $1.3 billion in shareholder value, since Manouch and Mark Moshayedi sold $279 million of STEC stock at $31.00 in August 2009, compared to a recent closing price of $3.37 on June 7, 2013.  STEC’s share price has declined over 60% in the year preceding our initial filing of a Schedule 13D on November 16, 2012, and approximately 90% since the Moshayedis’ sale of stock in August 2009.  We believe that the entire Board must be held accountable for this significant destruction of shareholder value.

We are concerned with the Company’s poor capital allocation and growing size of its operating expenses.

We believe the Company has a strong but eroding balance sheet due to the current Board and executive management team’s poor capital allocation and financial performance.  For example, the Company spent approximately $55 million to repurchase 1,546,700 shares of common stock at an average price per share of $9.72 and 4,063,911 shares of common stock at an average price per share of $9.86, from August 9, 2011 until March 30, 2012.  Less than eight months later, the stock closed at a low of $4.07 on the trading day immediately preceding the filing of our initial Schedule 13D on November 16, 2012.

STEC has also spent over $66 million in research and development spending for the year ended December 31, 2012, an increase of $12 million more than the year ended December 31, 2011, and an over 68% increase since fiscal 2008.  For the three months ended March 31, 2013, the Company spent over $12.6 million in research and development.  Despite this significant expenditure in research and development spending, the Company has failed to see commensurate increases in revenue or income.

 We are concerned with the Company’s poor operating performance and the growing size of its operating losses.

STEC’s total revenue for the year ended December 31, 2012 and the three months ended March 31, 2013, declined by more than 45% from the year ended December 31, 2011 and by more than 56% from the three months ended March 31, 2012.  The Company also suffered operating losses of over $103 million for the year ended December 31, 2012, an over 510% decline in operating income from the year earlier, and over $25 million in the three months ended March 31, 2013, despite significant growth in the SAS SSD market, the primary market for STEC’s products.  According to STEC’s own investor presentation, the SAS SSD market, which is the bulk of STEC revenues, grew significantly from fiscal 2011 to fiscal 2012.  As shown in the graph below in red, the SAS SSD market almost doubled from fiscal 2011 to fiscal 2012.

Note: Revenue is in millions.

We believe the Company has lost incredible market share in the wake of increasing competition because of the leadership of the Moshayedi brothers. For example, revenues from sales to STEC’s three largest customers in fiscal 2011 declined by more than 65% in the year ended December 31, 2012.

In addition, according to the Company on its conference call held on March 14, 2013, the Company needs revenues of $70 million in order to break even, but only generated revenue of approximately $22 million in the three months ended March 31, 2013.  Accordingly, it appears that in order for the Company to breakeven, it would need to grow its revenue by over 200%.  Without immediate action, we do not believe the Company can breakeven for several more quarters.

We believe the Company is pursuing a misguided business strategy.

Rather than trying to repair its relationships with its large storage OEM customers, the Board and executive management team have decided to go after a broader array of enterprise customers.   We believe this is a failing strategy.  A strategy that Manouch Moshayedi himself once considered “not a long-term strategy.”  On the Company’s conference call held on November 8, 2011, Manouch Moshayedi stated the following, in response to a question on the Company’s sales strategy and why the Company was not building a direct to customer sales effort:

“First of all, building a distribution channel is not something that can be done overnight. It takes months if not years to build a proper channel out there. But, at the end of the day, this is a product that has to get integrated into an OEM system.

…that type of a sales model that you are talking about, it is very good if you are selling a system, a fully enclosed system, that you go sell it to an end-user, and they just plug it in and it all works. But if you have to sell a component that goes into another system, another OEM system, then it is pretty tough. It is good on a temporary basis, but not a long-term strategy.”

We believe the Company’s precipitous decline over the past year clearly demonstrates that the Company’s strategy is not working.  We believe that the only means to recapture the loss of market share and unlock the value of the Company’s underlying assets is to reconstitute the Board with truly independent directors who will act in your best interests.

Our Nominees have the experience, qualifications and objectivity necessary to fully explore available opportunities to unlock value for shareholders.

We have heightened concerns that the Board lacks the objectivity necessary to act in the best interest of shareholders, given the effective control that the Moshayedi brothers appear to have over the Company.  Accordingly, we have identified three highly qualified, independent directors with who we believe will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company.

If elected, our Nominees are committed to working constructively with the other members of the Board and using their experience to help effect more prudent and thoughtful decision making, thus helping management to reverse the recent significant underperformance and execute a successful strategic plan for STEC for the benefit of all shareholders.  However, since the Nominees would comprise less than a majority of the Board, if elected, there can be no assurance that any actions or changes proposed by the Nominees will be adopted or supported by the Board, or that any actions or changes proposed by the Nominees will enhance shareholder value if adopted by the Board.  It is our hope, however, that if shareholders vote to elect our Nominees at the Annual Meeting, then the Board will give serious consideration to ideas, plans or proposals for enhancing shareholder value that the Nominees may recommend to the full Board, including to:

•	Replace Mark and Manouch Moshayedi with trusted industry veterans to assist in the reengagement of large OEM customers;

•	Refocus the business on SAS SSD sales to large storage OEM customers;

•	Align operating expenses with revenues;

•	Judiciously manage shareholder capital;

•	Reevaluate the direction of the Company’s PCI Express, SATA, I/O software, and other business initiatives; and

•	Explore all strategic alternatives, including a possible sale of the Company if the Company cannot remain a stand-alone entity.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of seven directors whose terms expire at the Annual Meeting.  At the Annual Meeting, the Board is asking shareholders to approve an amendment to the Bylaws to increase the size of the Board to eight directors.  If the amendment to the Bylaws is approved by shareholders, the eight nominees receiving the highest number of affirmative votes will be elected.  If the amendment to the Bylaws is not approved by shareholders, the seven nominees receiving the highest number of affirmative votes will be elected.

For the reasons stated above, we are seeking your support at the Annual Meeting to elect our three Nominees in opposition to three of the Company’s director nominees, Manouch Moshayedi, Mark Moshayedi and Matthew L. Witte.  Each of our Nominees, if elected, will be expected to serve for a one-year term and until their respective successors have been duly elected and qualified.  Your vote to elect the Nominees will have the legal effect of replacing three directors of the Company with the Nominees.  If elected, the Nominees will represent a minority of the members of the Board and therefore it is not guaranteed that they will have the ability to enhance shareholder value.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.  This information has been furnished to us by the Nominees.  All of the Nominees are citizens of the United States.

Adam Leventhal (Age 33) has served as the Chief Technology Officer for Delphix Corp. (“Delphix”), an agile data management company, since January 2013, and has been with Delphix since September 2010, previously serving as Director of Systems Engineering.  He is a co-inventor of DTrace and the winner of several industry awards, including the top prize for the 2005 WSJ Technology Innovation Awards program, the 2005 InfoWorld Innovator program, and the USENIX STUG award in 2008.  From August 2001 until August 2010, Mr. Leventhal worked in the Solaris kernel group of Sun Microsystems, Inc. (“Sun”) and was a founding engineer in Sun’s Fishworks group.  He also led the flash memory technology team at Sun and later at Oracle Corporation following its acquisition of Sun in January 2010.  Mr. Leventhal currently sits on the Illumos Developer Council, and has 11 patents filed or pending.  Mr. Leventhal holds a B.S. in Computer Science from Brown University, with honors.  The participants believe that Mr. Leventhal’s extensive industry and engineering experience make him well qualified to serve on the Board.

Clark Masters (Age 63) has served as Senior Vice President, HANA Cloud Computing for SAP AG, a multinational software corporation, since July 2012.  From August 2010 until July 2012, Mr. Masters served as a consultant to various technology start-ups and fortune 500 companies.  From December 2007 to August 2010, Mr. Masters was a member of the board of directors and Chairman of the compensation commission of SonicWALL, Inc., a network security software/appliance company with unique technology for deep packet inspection.   From August 2007 to June 2010, Mr. Masters was the President and Chief Executive Officer of Astute Networks, a venture capital funded network storage provider for the telecommunications and government markets.  From July 1996 to January 2007, Mr. Masters held several executive positions with Sun Microsystems, including President and Chairman of Sun Microsystems Federal Inc., a wholly owned subsidiary of Sun Microsystems, Executive Vice President of Industry Sales, and Executive Vice President of Enterprise Systems Products.  The participants believe that Mr. Masters’ three decades of experience in the technology industry will bring a unique blend of business acumen, technology depth and industry/sales knowledge to the Board.

Eric Singer (Age 39) has served as a co-managing member of Potomac Management II, the general partner of PCP II, and Potomac Management III, the general partner of PCP III, since March 2012.  Mr. Singer is also the Chairman of the Board of Sigma Designs, Inc. (NASDAQ:SIGM), a public semiconductor company and has been a Board member since August 2012.  Since May 2009, Mr. Singer has served as an advisor to Potomac Management and its related entities.  From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a public semiconductor company.  From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. Mr. Singer managed private portfolios for Alpine Resources LLC from January 2003 to July 2007.  Mr. Singer received a B.A. from Brandeis University.  The participants believe that Mr. Singer’s experience as a public company director within the semiconductor industry, as well as his significant financial and investment experience, will enable him to assist in the effective oversight of the Company, making him well qualified to serve on the Board.

Mr. Leventhal’s principal business address is c/o Delphix Corp., 604 Mission St., Suite 400, San Francisco, CA 94105.  Mr. Masters’ principal business address is c/o SAP Labs, LLC, 3410 Hillview Avenue, Palo Alto, CA 94304.  Mr. Singer’s principal business address is c/o PCP II, 825 Third Avenue, 33rd Floor, New York, New York 10022.

On February 8, 2013, each of Messrs. Leventhal and Masters entered into a joinder agreement to the Joint Filing Agreement (the “Joint Filing Agreement”) dated as of January 25, 2013, as amended on May 13, 2013, by and among the Potomac Entities and the Balch Hill Entities, pursuant to which each of Messrs. Leventhal and Masters agreed to be bound by the terms and conditions set forth therein. The Joint Filing Agreement provides, among other things, that each member of the Group (i) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, (ii) agrees to solicit proxies or written consents for the election of persons to be nominated by the Group to the Board at the Annual Meeting (the “Solicitation”), and (iii) agrees that all decisions and activities of the Group would require unanimous consent.  Further, Balch Hill Capital agreed to indemnify each of the Potomac Entities and hold each of them harmless against any and all third party claims of any nature arising from the Solicitation and any related activities, subject to certain exceptions, each member of the Group agreed that Balch Hill Capital has the right to pre-approve all expenses incurred in connection with the Solicitation, and Balch Hill Capital agreed to pay directly all expenses incurred in connection with the Solicitation.  In the event any of the Nominees are elected to the Board, Balch Hill Partnership may seek reimbursement from the Company of all expenses incurred in connection with the nomination and the Solicitation.  If such reimbursement is approved by the Board, Balch Hill Partnership does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

By virtue of being the co-managing member of each of Potomac Management II and Potomac Management III, Mr. Singer beneficially owns the 234,134 Shares held directly by PCP II and the 108,377 Shares held directly by PCP III.   As of the date hereof, Mr. Masters directly owns 1,200 Shares and Mr. Leventhal directly owns 2,100 Shares.  For information regarding purchases and sales during the past two years by the Nominees, see Schedule I.

Balch Hill Partnership has signed letter agreements, pursuant to which it agreed to indemnify each of the Nominees against claims arising from the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting and any related transactions.

Balch Hill Partnership has signed compensation letter agreements with each of Messrs. Leventhal and Masters, pursuant to which the Balch Hill Partnership has agreed to pay each of Messrs. Leventhal and Masters: (i) $10,000 in cash as a result of the submission by the Balch Hill Partnership of its nomination of each of Messrs. Leventhal and Masters to the Company and (ii) $10,000 in cash upon the filing of a definitive proxy statement with the SEC by the Balch Hill Partnership relating to the solicitation of proxies in favor of each of Messrs. Leventhal and Masters’ election as a director at the Annual Meeting.  Pursuant to the compensation letter agreements, each of Messrs. Leventhal and Masters has agreed to use the after-tax proceeds from such compensation to acquire securities of the Company (the “Nominee Shares”) at such time that each of Messrs. Leventhal and Masters shall determine, but in any event no later than 14 days after receipt of such compensation.  If elected or appointed to serve as a director of the Board, each of Messrs. Leventhal and Masters agrees not to sell, transfer or otherwise dispose of any Nominee Shares within two (2) years of his election or appointment as a director; provided, however, in the event that the Company enters into a business combination with a third party, each of Messrs. Leventhal and Masters may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

Other than as stated herein, there are no arrangements or understandings between members of the Group or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees are a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Balch Hill Partnership believes that each Nominee presently is, and if elected as a director of the Company, Balch Hill Partnership believes each of the Nominees would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.  No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

We do not expect that the Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GOLD proxy card will be voted for substitute nominees, to the extent this is not prohibited under the Bylaws and applicable law.  In addition, we reserve the right to nominate substitute persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.  We reserve the right to nominate additional persons, to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Balch Hill Partnership that any attempt to increase the size of the current Board constitutes an unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO STEC’S BYLAWS TO INCREASE THE MINIMUM AND MAXIMUM SIZE OF THE BOARD

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to approve an amendment to the Bylaws that would increase the minimum and maximum size of the Board from a range of not less than four nor more than seven directors to a range of not less than five nor more than eight directors, and, subject to the approval by shareholders of such amendment, the increase in the authorized number of directors to eight directors.

Under the proposed amendment, the first sentence of Article III, Section 3.2 of the Bylaws would be amended and restated in its entirety to read as follows:

“3.2 Number of Directors. The authorized number of directors of the Corporation shall be not less than five (5) nor more than eight (8) and the exact number of directors shall be set by a resolution duly adopted by the Board of Directors or by the shareholders.”

If this amendment is approved by shareholders, the Board and STEC’s shareholders would continue to have the authority to change by resolution the exact number of directors within the proposed new range.

If this amendment to the Bylaws is approved by shareholders, the eight nominees receiving the highest number of affirmative votes shall be elected. However, if this amendment to the Bylaws is not approved by shareholders, then the seven nominees receiving the highest number of affirmative votes shall be elected.

WE DO NOT OBJECT TO THIS AMENDMENT TO THE BYLAWS AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

APPROVAL OF THE STEC, INC. 2013 EXECUTIVE CASH INCENTIVE PLAN

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to approve the sTec, Inc. 2013 Executive Cash Incentive Plan (the “Incentive Plan”) in order to continue to provide short-term or annual incentive awards to the Company’s Chief Executive Officer and other designated executive officers that are “performance-based” and maximize the Company tax deductibility of such awards.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL AND INTEND TO VOTE OUR SHARES CONSISTENT WITH THE RECOMMENDATION OF ISS WITH RESPECT TO THIS PROPOSAL.

PROPOSAL NO. 4

ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
(SAY-ON-PAY VOTE)

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to cast a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers.  The Company is asking shareholders to vote for the following resolution:

“RESOLVED, that the shareholders of sTec approve, on an advisory basis, the compensation of sTec’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in [the Company’s]Proxy Statement.”

According to the Company’s proxy statement, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board, or the Compensation Committee of the Board.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL AND INTEND TO VOTE OUR SHARES CONSISTENT WITH THE RECOMMENDATION OF ISS WITH RESPECT TO THIS PROPOSAL.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and is proposing that shareholders ratify such appointment.  According to the Company’s proxy statement, shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise.   If ratification of this selection is not approved, the Audit Committee will take into consideration such shareholder input when it considers which firm should be the Company’s independent registered public accounting firm; however, the Audit Committee may select Ernst & Young LLP, notwithstanding the failure of the shareholders to ratify its selection. In addition, even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of the Company and its shareholders.

WE DO NOT OBJECT TO THE RATIFICATION OF THE APPOINTMENT OF ERNST& YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR ITS FISCAL YEAR ENDING DECEMBER 31, 2013 AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, we believe that the only outstanding classes of securities of STEC entitled to vote at the Annual Meeting are the Shares.

Shareholders do not have the right to cumulate their votes in the election of directors.  Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board, FOR the amendment to the Bylaws to increase the minimum and maximum size of our Board of Directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and ABSTAIN with respect to the proposal to approve the Incentive Plan and the Say-on-Pay vote, as described herein, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

This Proxy Statement is soliciting proxies to elect not only our three Nominees, but also the candidates who have been nominated by the Company other than Manouch Moshayedi, Mark Moshayedi, and Matthew L. Witte.  This gives shareholders who wish to vote for our three Nominees and such other persons the ability to do so.  Under applicable proxy rules we are required either to solicit proxies only for our three Nominees which could result in limiting the ability of shareholders to fully exercise their voting rights with respect to the Company’s nominees, or to solicit for our three Nominees and for fewer than all of the Company’s nominees, which enables a shareholder who desires to vote for our three Nominees to also vote for those of the Company’s nominees for whom we are soliciting proxies.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of Shares that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting.  The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the outstanding Shares on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting.   Votes withheld for director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Shares held by brokers, banks or nominees (i.e. in “street name”) may not be voted by such brokers, banks or nominees on the proposals to elect directors, amend the Bylaws, approve the Incentive Plan, or the Say on Pay vote unless the beneficial owners of such Shares provide them with instructions on how to vote.  Shares held by brokers, banks or nominees may be voted by such brokers, banks or nominees on the proposal to ratify the appointment of Ernst & Young LLP if the beneficial owners of such Shares do not provide them with instructions on how to vote.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a plurality vote standard for director elections.  The eight nominees receiving the highest number of affirmative votes will be elected as directors, so long as Proposal No. 2, the amendment to the Bylaws to increase the minimum and maximum size of the Board, is approved by shareholders. However, if the amendment to the Bylaws is not approved by shareholders, then the seven nominees receiving the highest number of affirmative votes shall be elected. With respect to the election of directors, neither an abstention nor a broker non-vote will count as a vote cast “for” or “against” a director nominee.  Therefore, abstentions and broker non-votes will have no direct effect on the outcome of the election of directors.  The election of nominees for director is a “non-routine” proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares.

Amendment to Bylaws – According to the Company’s proxy statement, approving an amendment to the Bylaws to increase the minimum and maximum size of the Board requires the affirmative vote of a majority of Shares present at the Annual Meeting, in person or by proxy, and voting on the proposal. Abstentions and broker non-votes will not count as shares voting on this proposal, which is considered “non-routine,” and thus will not impact the outcome of the vote on this proposal.

Approval of the Incentive Plan – According to the Company’s proxy statement, approving the Incentive Plan requires the affirmative vote of a majority of Shares present at the Annual Meeting, in person or by proxy, and voting on the proposal. Abstentions and broker non-votes will not count as shares voting on this proposal, which is considered “non-routine,” and thus will not impact the outcome of the vote on this proposal.

Say on Pay – The vote presented in this proposal is an advisory vote, and therefore, is not binding on the Company or the Board.  According to the Company’s proxy statement, this advisory vote requires the affirmative vote of a majority of Shares present at the Annual Meeting, in person or by proxy, and voting on the proposal. Abstentions and broker non-votes will not count as shares voting on this proposal and will not impact the outcome of the vote on Say on Pay.  The Say on Pay proposal is a “non-routine” proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares.

Ratification of the appointment of Ernst & Young LLP – According to the Company’s proxy statement, if a quorum is present, the affirmative vote of a majority of the Shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013.  Abstentions will not count as shares voting on this proposal and will not impact the outcome of the vote.  The approval of this proposal is a “routine” proposal on which a broker, bank or other nominee is generally empowered to vote.  Accordingly, it is unlikely that any broker non-votes will result from this proposal.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Balch Hill Partnership in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 3001 Daimler Street, Santa Ana, CA 92705-5812, or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Balch Hill Partnership in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock.  Additionally, Okapi Partners may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Balch Hill.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Balch Hill Partnership has entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $150,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  Balch Hill Partnership has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.  Balch Hill Partnership will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Okapi Partners will employ up to 15 persons to solicit shareholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Balch Hill Partnership.  Costs of this solicitation of proxies are currently estimated to be approximately $550,000.  Balch Hill Partnership estimates that through the date hereof its expenses in connection with this solicitation are approximately $300,000.  Balch Hill Partnership intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation.  If such reimbursement is approved by the Board, Balch Hill Partnership does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The Nominees, the Balch Hill Entities, and the Potomac Entities are participants in this solicitation.  The principal business of the Balch Hill Partnership is investing in securities.  The principal business of Balch Hill Capital is serving as the general partner of, and investment adviser to, the Balch Hill Partnership.  The principal occupation of Mr. Michael is serving as the sole manager of Balch Hill Capital.  The principal business of PCP I is investing in securities.  The principal business of Potomac Management I is acting as the general partner of PCP I.  The principal business of PCP II is investing in securities.  The principal business of Potomac Management II is acting as the general partner of PCP II.  The principal business of PCP III is investing in securities.  The principal business of Potomac Management III is acting as the general partner of PCP III.  The principal occupation of Mr. Solit is serving as the managing member of Potomac Management I and co-managing member of each of Potomac Management II and Potomac Management III.

The principal business address of each of the Balch Hill Entities is 2778 Green Street, San Francisco, CA 94123. The principal business address of each of the Potomac Entities is 825 Third Avenue, 33rd Floor, New York, New York 10022.

As of the date hereof, Balch Hill Partnership beneficially owned 4,220,329 Shares. By virtue of their relationships with Balch Hill Partnership discussed herein, each of Balch Hill Capital and Mr. Michael has shared voting and dispositive power over the Shares beneficially owned by Balch Hill Partnership. As of the date hereof, PCP I beneficially owned 65,659 Shares. By virtue of their relationships with PCP I discussed herein, each of Potomac Management I and Mr. Solit has shared voting and dispositive power over the Shares beneficially owned by PCP I.  As of the date hereof, PCP II beneficially owned 234,134 Shares.  By virtue of their relationships with PCP II discussed herein, each of Potomac Management II and Messrs. Solit and Singer has shared voting and dispositive power over the Shares beneficially owned by PCP II.  As of the date hereof, PCP III beneficially owned 108,377 Shares. By virtue of their relationships with PCP III discussed herein, each of Potomac Management III and Messrs. Solit and Singer has shared voting and dispositive power over the Shares beneficially owned by PCP III.  For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

Balch Hill Partnership, PCP I, PCP II and PCP III each effect purchases of securities primarily through margin accounts maintained for them with prime brokers, which may extend margin credit to them as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the prime brokers’ credit policies.  In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant directly or indirectly beneficially owns any securities of the Company; (iii) no participant owns any securities of the Company which are owned of record but not beneficially; (iv) no participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant or any of its or his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant or any of its or his associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no participant has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xii) no participant holds any positions or offices with the Company; (xiii) no participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and (xiv) no company or organization, with which any participant has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company.  There are no material proceedings to which any participant or any of its or his associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  Except as set forth herein, with respect to each of the participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) occurred during the past ten years.

On September 28, 2012, the Court of Chancery of the State of Delaware (the “Court”) found that Mr. Michael, a director of Shocking Technologies, Inc. (“STI”), had breached his fiduciary duty of loyalty to STI by seeking to dissuade a potential investor from investing in STI and by sharing certain confidential information about STI with the same investor.  The Court however did not award any damages to STI or relieve STI of its legal fees, finding that Mr. Michael’s conduct did not cause any material damage to STI nor did it rise to the level of subjective bad faith that would warrant the shifting of legal fees.  Despite this ruling, Mr. Michael continues to believe that this civil action was in retaliation for the questions raised by Mr. Michael regarding STI’s corporate governance practices and management’s apparent missteps.  Specifically, Mr. Michael believes that the lawsuit was in response to Mr. Michael’s concerns raised over the substantially enhanced compensation and severance package approved by STI’s Board of Directors (the “STI Board”) for the Chief Executive Officer of STI in exchange for additional director compensation, despite failing to meet projections and STI’s declining performance.  Mr. Michael also believes that the lawsuit was in response to Mr. Michael’s efforts to press for an independent STI Board and to inform STI’s shareholders of his concerns regarding management’s misrepresentations and omissions and the failure of the STI Board to act in the best interests of shareholders.

On January 17, 2013, STI filed a supplement to its amended complaint alleging, among other things, that Mr. Michael has again breached his fiduciary duties to STI by failing to attend Board meetings in order to deprive the STI Board of a quorum which has left STI unable to approve a short term financing.  Mr. Michael denies all allegations made by STI, believes that the supplement is without merit, and intends to vigorously defend against the litigation.  On March 12, 2013, an involuntary bankruptcy case was filed against STI by certain of its creditors.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Balch Hill Partnership is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Balch Hill Partnership is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

Shareholder proposals to be made at the Company’s 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) must be received by the Company’s Corporate Secretary at sTec, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812, not later than February 10, 2014, which is 120 calendar days prior to the anniversary of the mailing date for the Company’s proxy materials for this year’s Annual Meeting, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. All shareholder proposals must be in compliance with the Bylaws and applicable laws and regulations in order to be considered for possible inclusion in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting.

The Bylaws require that notice of shareholder proposals to be made at the 2014 Annual Meeting outside the processes of Rule 14a-8 under the Exchange Act be submitted to the Company in accordance with the requirements of the Bylaws no earlier than March 14, 2014, 120 days prior to the anniversary date of this year’s Annual Meeting, or later than April 13, 2014, 90 days prior to the anniversary date of this year’s Annual Meeting, provided that, in the event that the 2014 Annual Meeting is called for a date that is earlier than June 12, 2014 (30 days before the anniversary date of this year’s Annual Meeting) or later than September 10, 2014 (60 days after the anniversary date of this year’s Annual Meeting), notice of shareholder proposals and director nominations, to be timely, must be received not later than 90 days prior to the 2014 Annual Meeting or, if later, within 10 days following the day on which public disclosure of the date of the 2014 Annual Meeting was first made.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2014 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by Balch Hill Partnership that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

BALCH HILL PARTNERS, L.P.

June 10, 2013

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY
DURING THE PAST TWO YEARS

Shares of Common Stock Purchased / (Sold)	Date of Purchase / Sale

BALCH HILL PARTNERS, L.P.

50,000	01/12/2012
(20,000)	01/27/2012
(20,000)	01/31/2012
(5,000)	02/01/2012
20,000	05/11/2012
(20,000)	05/18/2012
10,000	06/04/2012
41,597	06/12/2012
(26,597)	07/03/2012
(20,000)	07/05/2012
(10,000)	07/12/2012
175,000	08/16/2012
45,000	08/17/2012
15,439	08/20/2012
14,000	08/21/2012
7,661	08/22/2012
55,800	08/23/2012
37,100	08/24/2012
2,300	08/27/2012
22,600	08/28/2012
15,100	08/29/2012
60,000	08/30/2012
8,381	08/31/2012
11,619	09/04/2012
50,000	09/05/2012
40,000	09/06/2012
15,000	09/10/2012
30,000	09/12/2012
110,806	09/12/2012
20,000	09/13/2012
140,585	09/14/2012
58,609	09/18/2012
35,000	09/19/2012
30,000	09/24/2012
47,672	09/25/2012
39,970	09/26/2012
34,294	09/26/2012
28,064	09/28/2012
36,600	10/02/2012
13,400	10/03/2012
34,522	10/04/2012

223,659	10/04/2012
7,462	10/09/2012
34,357	10/10/2012
100,000	10/11/2012
60,000	10/12/2012
40,000	10/16/2012
50,000	10/18/2012
40,258	10/18/2012
145,576	10/19/2012
69,166	10/22/2012
117,662	10/23/2012
25,804	10/24/2012
73,685	10/24/2012
60,565	10/25/2012
65,105	10/26/2012
(47,821)	11/01/2012
700,000	11/07/2012
30,000	11/08/2012
100,000	11/09/2012
270,000	11/09/2012
95,000	11/12/2012
125,000	11/13/2012
134,900	11/14/2012
55,000	11/14/2012
195,100	11/14/2012
155,000	11/15/2012
30,000	11/15/2012
(70,000)	12/18/2012
(2,800)	12/19/2012
(17,200)	12/20/2012
70,000	05/13/2013
50,000	05/14/2013
329	05/31/2013

BALCH HILL CAPITAL, LLC

None

SIMON J. MICHAEL

None

POTOMAC CAPITAL PARTNERS, L.P.

16,000	11/20/2012
8,800	11/21/2012
40,859	12/05/2012

POTOMAC CAPITAL MANAGEMENT, L.L.C

None

POTOMAC CAPITAL PARTNERS II, L.P.

66,600	11/28/2012
54,096	12/03/2012
68,005	12/04/2012
50,000	12/05/2012
20,450	12/06/2012
(5,017)	01/11/2013
(20,000)	01/14/2013

POTOMAC CAPITAL MANAGEMENT II, L.L.C

None

POTOMAC CAPITAL PARTNERS III, L.P.

16,803	12/03/2012
21,124	12/04/2012
50,000	12/05/2012
20,450	12/06/2012

POTOMAC CAPITAL MANAGEMENT III, L.L.C

None

PAUL J. SOLIT

None

ERIC SINGER

None

ADAM LEVENTHAL

2,100	03/01/2013

CLARK MASTERS

1,200	02/22/2013

SCHEDULE II

The following table is reprinted from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 7, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the shares of our common stock as of April 15, 2013, by:

•	Each person whom we know to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each named executive officer (as defined in “Compensation Discussion and Analysis” above);

•	Former executive officers;

•	Each of our directors; and

•	All of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or that will become exercisable within 60 days after April 15, 2013, are deemed outstanding even if they have not actually been exercised and shares represented by restricted stock units that will vest within 60 days after April 15, 2013 are also deemed outstanding.  Shares relating to such stock options and restricted stock units, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  As of April 15, 2013, sTec had 46,812,904 shares of common stock issued and outstanding.  Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and sole investment power with respect to the shares shown as beneficially owned.

Name and Address of Beneficial Owner (1)	Shares of Common Stock (2)		Restricted Stock Units (3)	Stock Options (4)	Percentage Owned (%)
Named Executive Officers:
Mark Moshayedi	3,300,954	(5)(6)	—	278,750	7.60%
Raymond D. Cook	15,428		22,125	177,500	*
Robert M. Saman	9,971		14,250	20,000	*
Manouch Moshayedi	2,453,742	(7)(8)	—	548,750	6.34%

Non-Employee Directors:
Kevin C. Daly, Ph.D.	—		—	33,750	*
Rajat Bahri	2,000		—	112,500	*
F. Michael Ball	7,000		—	132,500	*
Christopher W. Colpitts	—		—	76,500	*
Matthew L. Witte	—		—	76,500	*

All executive officers and directors as a group (9 Persons):	5,789,095		36,375	1,456,750	15.08%

5% Shareholders (not listed above):
Mike Moshayedi (9)(10)	3,000,050		—	—	6.41%
Balch Hill Capital, LLC (11)	4,100,000		—	—	8.76%

II-1

________________
*	Less than 1%

(1)	Except as noted, the address of the named beneficial owner is c/o sTec, Inc., 3001 Daimler Avenue, Santa Ana, CA 92705.

(2)
The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.

(3)
Represents shares underlying restricted stock units that will vest within 60 days of April 15, 2013.  Per SEC rules, the shares relating to such restricted stock units are included in the numerator and denominator for that specific individual in calculating such individual’s percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for others.

(4)
Represents shares underlying options that are vested, or will become vested, and exercisable within 60 days of April 15, 2013.  Per SEC rules, the shares relating to such stock options are included in the numerator and denominator for that specific individual in calculating such individual’s percentage of beneficial ownership, but are not deemed outstanding in the aggregate for computing the ownership percentage for others.

(5)
Consists entirely of 3,300,954 shares held by Mark Moshayedi and Semira Moshayedi, as trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98 for the benefit of Mark and Semira Moshayedi’s family.  Mark Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust.

(6)
Does not include 1,126,760 shares held beneficially and of record by an irrevocable trust, the beneficiaries of which are Mark Moshayedi’s descendants.  Mark Moshayedi disclaims beneficial ownership of the shares held by the irrevocable trust.

(7)
Consists entirely of (i) 2,428,742 shares held by Manouch Moshayedi, as a trustee for the M. and S. Moshayedi Revocable Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s family and (ii) 25,000 shares owned by Manouch Moshayedi.  Manouch Moshayedi has sole voting and investment power with respect to the shares held by the M. and S. Moshayedi Revocable Trust.

(8)
Does not include 1,133,923 shares held beneficially and of record by an irrevocable trust, the beneficiaries of which are Manouch Moshayedi’s descendants.  Manouch Moshayedi disclaims beneficial ownership of the shares held by the irrevocable trust.

(9)
According to a Schedule 13G/A filed with the SEC on February 17, 2010 by Mike Moshayedi, Parto Moshayedi and the M. and P. Moshayedi Revocable Trust, dated 12/30/96, indicating that as of December 31, 2009, the number of shares that Mike Moshayedi beneficially owns are held by Mike Moshayedi and Parto Moshayedi, as trustees for the M. and P. Moshayedi Revocable Trust, dated 12/30/96 for the benefit of Mike Moshayedi and Parto Moshayedi’s family. Mike Moshayedi shares the voting and dispositive powers over the 3,000,050 shares held by the M. and P. Moshayedi Revocable Trust with his spouse Parto Moshayedi. The address of Mike Moshayedi is 1964 Blair Street, Santa Ana, CA 92705.

(10)
Does not include an aggregate of 2,100,000 shares held beneficially and of record by certain irrevocable trusts, the beneficiaries of which are Mike Moshayedi’s descendants.  Mike Moshayedi disclaims beneficial ownership of the shares held by the irrevocable trusts.

(11)
According to a Schedule 13D filed with the SEC on February 12, 2013, and amended on May 14, 2013, Balch Hill Capital, LLC, a Delaware limited liability company (“Balch Hill”), serves as the general partner of, and investment adviser to, Balch Hill Partners, L.P., a Delaware limited partnership (the “Balch Hill Partnership”), that directly hold shares of sTec common stock for the benefit of the investors in the Balch Hill Partnership.  Mr. Simon J. Michael (“Mr. Michael” and, together with Balch Hill and Balch Hill Partnership, the “Balch Hill Entities”), serves as the sole manager of Balch Hill.  By virtue of these relationships, Balch Hill and Mr. Michael may be deemed to beneficially own the shares held by the funds.  The address of the Balch Hill Entities is 2778 Green Street, San Francisco, CA 94123.

II-2

IMPORTANT

Tell your Board what you think! Your vote is important.  No matter how many Shares you own, please give Balch Hill Partnership your proxy FOR the election of the Nominees by taking three steps:

●	SIGNING the enclosed GOLD proxy card,

●	DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

GOLD PROXY CARD

STEC, INC.

2013 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF BALCH HILL PARTNERS, L.P.

THE BOARD OF DIRECTORS OF STEC, INC.
IS NOT SOLICITING THIS PROXY

P            R            O            X            Y

The undersigned appoints Simon J. Michael and Eric Singer, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of STEC, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2013 Annual Meeting of Shareholders of the Company scheduled to be held at 18000 Von Karman Avenue, Irvine, California 92612 on Friday, July 12, 2013 at 8:00 a.m., local time (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Balch Hill Partners, L.P. (“Balch Hill Partnership”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 5 AND “ABSTAIN” ON PROPOSALS 3 and 4.

This Proxy will be valid until the completion of the Annual Meeting.  This Proxy will only be valid in connection with Balch Hill Partnership’s solicitation of proxies for the Annual Meeting.

IMPORTANT:  PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting

Balch Hill Partnership’s Proxy Statement and this GOLD proxy card are available at
www.myproxyonline.com/STEC

GOLD PROXY CARD

[X] Please mark vote as in this example

BALCH HILL PARTNERSHIP STRONGLY RECOMMENDS THAT SHAREHOLDERS
VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1.

1. Balch Hill Partnership’s proposal to elect Adam Leventhal, Clark Masters, and Eric Singer, as directors of the Company.

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Adam Leventhal Clark Masters Eric Singer	[ ]	[ ]	[ ]
Balch Hill Partnership intends to use this proxy to vote (i) “FOR” Messrs. Leventhal, Masters and Singer and (ii) “FOR” the candidates who have been nominated by the Company to serve as a director, other than Manouch Moshayedi, Mark Moshayedi and Matthew L. Witte, for whom Balch Hill Partnership is not seeking authority to vote for and will not exercise any such authority.  The names, backgrounds and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the company’s proxy statement.

There is no assurance that any of the candidates who have been nominated by the Company will serve as directors if our Nominees are elected.

NOTE:   If you do not wish for your shares to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line below.  Your shares will be voted for the remaining nominee(s).  You may also withhold authority to vote for one or more additional candidates who have been nominated by the Company by writing the name(s) of the nominee(s) below.

_______________________________________________________________

2. To approve an amendment to the Company’s Bylaws to increase the minimum and maximum size of the Board of Directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.  To approve the sTec, Inc. 2013 Executive Cash Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. To hold an advisory vote to approve the compensation paid to the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED:  ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.